EXHIBIT 99.1

Quick Reference

Company: GWS Technologies, Inc.

Ticker Symbol: OTCBB:GWSI

Shares outstanding: 10,500,000

Website: www.GreenWindSolar.com

Headquarters:

15455 N. Greenway-Hayden Loop #C4

Scottsdale, AZ 85260

Business Summary

GWS stands for GreenWindSolar. We are developing personal renewable energy products and solutions as part of the new “eco-mobile” movement that is transforming the way everyday people provide for their energy needs. Everyone wants to move toward a more sustainable lifestyle, but challenging economic times call for practical and economic solutions. Through a growing line of portable solar and wind-powered products ranging from handheld devices that can recharge an iPod to a backyard wind turbine for point-of-use alternative energy generation, GWS is leading the way in the emerging eco-mobile marketplace.

The United States currently relies heavily on coal, oil, and natural gas for its energy. These fossil fuels are nonrenewable, finite resources that will eventually dwindle, becoming too expensive or too environmentally damaging to retrieve. In contrast, renewable energy resources – such as wind and solar energy – are constantly replenished and will never run out. Our renewable energy solutions help protect our environment while providing a cleaner, more sustainable energy future.

At GWS, we recognize that a “green” wave of emerging environmental regulations, and government-wide “green” initiatives, are changing the way consumers, the commercial sector, and states, counties and municipalities, do business. Governments all over the world are enacting tax credits and other financial incentives for the adoption of green, wind and solar solutions. Wind turbines are being installed around the world in record numbers every year, while closer to home California’s Million Solar Roofs Program has set a goal to create 3,000 megawatts of new, solar-produced electricity by 2017 – moving the state toward cleaner, more economical power. Everyone agrees that wind and solar are the new paradigms for power!

We are building strategic partnerships with companies that are developing cutting-edge eco-friendly technologies and solutions. By harnessing the power of the wind and the sun, we’re building a greener tomorrow, today.

Market Opportunity

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Consumers expect to double their spending on green products and services to $500 billion in 2008

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Recent surveys by industry giants such as Dupont and Harris Interactive revealed that most consumers are willing to pay more for products that are made with renewable resources

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Wal-Mart, the nation’s largest retailer, announced that sales of its green products were up 66% from April 2007 to April 2008

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Major companies are positioning themselves to take advantage of the move toward clean energy. Eleven major corporations -- including IBM, DuPont, General Motors, and Johnson and Johnson -- formed the Green Power Market Development Group in an effort to develop worldwide corporate markets for renewable energy.

Investment Highlights

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Our management team has over 30 years’ combined experience in managing public companies, project development, and product sales and marketing.

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GWS is offering the latest eco-mobile products and solutions that provide renewable energy for everyday use.

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Global investors placed $148 billion into new wind, solar and other alternative energy assets last year, in what the United Nations describes as a "green energy gold rush" gaining speed the last several years.

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The U.S. Energy Information Administration said that worldwide energy demand is expected to grow 50 percent over the next two decades and oil prices could rise to $186 a barrel, making investment in renewable energy a global trend.

Management Eric Johnson Chairman and Founder eric@greenwindsolar.com	Richard Reincke President and CEO richard@greenwindsolar.com	Steve Stubblefield Chief Technology Officer steve@greenwindsolar.com	Michael Coskun Vice President michael@greenwindsolar.com

Contacts Company Contact Richard Reincke 15455 N. Greenway-Hayden Loop #C4 Scottsdale, AZ 85260 Phone: 480-619-4747 richard@greenwindsolar.com	Investor Relations Stonegate Investments, LLC 15455 N. Greenway-Hayden Loop #C12 Scottsdale, AZ 85260 Phone: 480-619-4744 investors@greenwindsolar.com	Auditor Moore & Associates CHTD 2675 S. Jones Blvd. #109 Las Vegas, NV 89146	Securities Counsel Law Offices of Aaron D. McGeary 405 Airport Fwy #5 Bedford, TX 76021

The information contained in this release is neither an offer to sell nor a solicitation of an offer to buy any securities mentioned or referenced. This release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 regarding GWS's business that are not historical facts and which involve risks and uncertainties.

For more investor information, visit us at www.GreenWindSolar.com/ir